Exhibit 10.3

                           INVESTOR RELATIONS NETWORK


August 13, 2002

Charles A. Cardona III
President & CEO
AdZone Research, Inc.
211 Roanoke Avenue
Riverhead, NY 11901

Dear Charles:

We are pleased and proud to have the opportunity to represent AdZone Research, initially with a focus on media relations outreach and press release creation and distribution. We believe even this initial effort can have a significant impact on AdZone's visibility and valuation going forward, based just on today's very positive response to our news release.

     We propose to spend a minimum of 40 hours per month doing the following:

     1.   Developing news release concepts, and a news release timeline

     2.   Drafting and editing news releases for your review and approval

     3. Issuing these news releases with a quality wire news service at the lowest possible price and highest possible exposure, including broker/analyst wires and related trade media at no additional cost

     4. Working with NuQuest, identifying and reaching out to major trade media and general daily and weekly media to articulate the company's mission

     5. Reconnecting with reporters providing earlier coverage to update them; seeking follow up coverage based on earlier interest, for third party validation

     6. Beginning the building of a major media outreach effort for the longer term

     7. Preparing a comprehensive informative and educational background report on the company, its operating history and future prospects.

To accomplish the above, based on our conversation today, in lieu of cash we would need a mix of freely trading shares and warrants. For the first month, beginning August 1, 2002, the fee will be 175,000 freely trading shares, and in subsequent months it will be 70,000 shares, issued promptly at the beginning of
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each month by the transfer agent. In addition, we will receive warrants on
30,000 shares per month for the duration of this contract at an exercise price of $0.25 per share, with a three-year right to exercise.

Charles, if the above fairly reflects your understanding of this agreement, please sign and date below, and fax back to us at 909-808-8830, and we will fax back our signed version to you. Upon funding, we can initiate a longer-term proposal submitted to you earlier, with payment in cash and warrants.

PLEASE ADDRESS ALL TRANSFERS OF STOCK FOR THE BENEFIT OF THOMAS F. GAVIN TO:

THOMAS F. GAVIN
3755 COLEVILLE CIRCLE
CORONA, CA 92881

PLEASE HAVE THE TRANSFER AGENT FEDEX IN OVERNIGHT LETTER THE STOCK CERTIFICATES TO THE ABOVE ADDRESS AND CHARGE OUR FEDEX ACCOUNT NUMBER: 2310-8896-2

Again, Charles, we thank you for your confidence in us, and we look forward to a long and mutually beneficial partnership with you and the AdZone team. Please signature below.

Sincerely,


Thomas F. Gavin
President

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FOR ADZONE RESEARCH,  INC.                   FOR INVESTOR RELATIONS NETWORK


----------------------------                 ----------------------------
Charles A. Cardona, III                      Thomas F. Gavin
President & CEO                              President
Date: ______________________                 Date:_______________________